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                                                                    EXHIBIT 10.2



                        SEPARATION AND RELEASE AGREEMENT

      1.    PARTIES.

      The parties to this Separation and Release Agreement (the "Agreement") are West Coast Bancorp ("Bancorp") and Victor L. Bartruff ("Bartruff").

      2.    RECITALS.

            a. Bartruff was employed by Bancorp in the position of President and Chief Executive Officer of Bancorp and its subsidiary, West Coast Bank (the "Bank"). Effective July 16, 1999, Bartruff's employment in such positions with Bancorp and the Bank is terminated.

            b. In recognition of Bartruff's service to Bancorp, and to resolve any and all issues between them arising out of Bartruff's employment, Bancorp and Bartruff have voluntarily agreed to enter into this Agreement.

      3.    RESIGNATION FROM BANK AND BOARD.

      Effective July 16, 1999, Bartruff resigns from his positions with Bancorp, Bancorp's Board of Directors, and from his positions with, and Board membership on, any parent, subsidiary or affiliated company of Bancorp, including the Bank.

      As discussed below in Paragraph 4, after July 16, 1999, Bancorp shall employ Bartruff in another capacity through and including October 31, 1999. Thereafter, Bartruff shall not intentionally seek or accept future employment or position (including Board membership) with Bancorp or any of its affiliated or successor organizations or Boards until May 1, 2000.

      4. PAYMENT AND BENEFITS TO BARTRUFF.

            a. As consideration for other provisions of this Agreement, Bancorp shall employ Bartruff, with current salary and benefits, through and including October 31, 1999. Bartruff's specific designated duties will be mutually agreed to by Bartruff and the Board. Bancorp shall provide Bartruff with office space and support services, including a secretary.



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            b. On January 4, 2000, Bancorp shall pay Bartruff a lump sum amount of two hundred seventy five thousand dollars ($275,000.00). To the extent allowed by any plan documents and existing law, Bartruff may defer the maximum amount of this payment. Bancorp shall make no withholdings from this lump sum amount, and Bartruff is solely responsible for any tax consequences resulting from this payment.

            c. Bancorp shall pay Bartruff for any earned, unused vacation as of October 31, 1999.

            d. Bancorp shall reimburse Bartruff for any reasonable business expenses incurred through October 31, 1999, provided Bartruff submits his reimbursement requests by no later than November 15, 1999.

            e. Bartruff may permanently retain his personal laptop computer, provided all confidential Bancorp information is deleted and returned to Bancorp consistent with paragraphs 7 and 9 below.

            f. After Bartruff's employment ends on October 31, 1999, Bancorp shall pay the cost of Bartruff's COBRA insurance coverage to provide Bartruff health insurance coverage through and including January 31, 1999. After that time, any insurance premium payments are solely Bartruff's responsibility.

            g. Bancorp shall pay directly for executive outplacement services for Bartruff, up to a maximum of five thousand dollars ($5,000.00).

            h. If allowed by plan documents and law, Bartruff may continue his disability insurance coverage at his own expense.

            i. Bancorp is making no representations or warranties concerning the tax implications of any payments pursuant to this Agreement, and has encouraged Bartruff to seek independent tax and legal advice. Except as may be expressly stated in this Agreement, Bancorp shall have no other financial obligation to Bartruff. Except as otherwise stated herein, Bancorp is not responsible for making any other payment,



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      pension plan, 401(k) or other retirement plan or other plan payments to
      Bartruff or on Bartruff's behalf.

      5.    WAIVER AND RELEASE OF LIABILITY.

      In exchange for the payment provided above, Bartruff waives and releases all claims, complaints, and charges of any kind related to his employment and the events leading up to this Agreement.

      This waiver and release applies to Bancorp, all affiliated organizations, all successor organizations, all employee benefit plans, all present and former directors, officers, employees, agents, and fiduciaries. It includes, but is not limited to, all claims of unlawful discrimination under federal and state statutes, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Worker Benefit Protection Act, ORS Chapters 652 and 659, the Fair Labor Standards Act, all claims for termination of employment or breach of contract, wage or other compensation claims, and any other claims relating to Bartruff"s employment with Bancorp, whether based on contract, statute, or tort, and whether filed before a federal or state court or administrative agency. Bartruff understands that this waiver and release also applies to his heirs, assigns, executors, and administrators.

      6.    ALL OTHER AGREEMENTS NULL AND VOID.

      Any other written or verbal agreements between the parties are null and void, and superceded by this Agreement. This includes that Bartruff specifically waives any rights he has pursuant to the "Salary Continuation Agreement" between the parties.

      7.    CONFIDENTIALITY OF AGREEMENT.

      As part of the consideration for Bank's payment to Bartruff, Bartruff agrees that he shall maintain strict confidentiality regarding the existence and terms of this Agreement, except as required for accounting statements, preparation of tax returns, compulsion of legal process, or disclosure to financial consultants, attorneys or his spouse.



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      8.    MUTUAL NON-DISPARAGEMENT.

      Neither Bancorp nor Bartruff shall make any negative comments about the other party. If Bancorp is asked for employment information concerning Bartruff it shall direct any such inquiry to Gary D. Putnam for so long as Mr. Putnam remains a member of Bancorp's Board of Directors.

      9.    RETURN OF PROPERTY.

      Bartruff agrees to return all property to Bancorp, including but not limited to keys, documents, software, hardware, and any other Bank property. Bancorp shall assign the membership in the Oregon Golf Club currently used by Bartruff to Bartruff, effective July 31, 1999. All future costs associated with that membership, including dues, are solely Bartruff's responsibility. Bancorp shall have no future costs associated with that membership, or any other membership, association or affiliation undertaken by Bartruff.

      11.   EXECUTION AND REVOCATION OF THIS AGREEMENT.

      Bartruff accepts this Agreement voluntarily and understands: (a) the meaning and effect of the waiver and release in paragraph 4; (b) that he was given, and waived, twenty-one (21) days to decide whether to accept this Agreement; and (c) that he was advised to consult with an attorney before he accepts this Agreement. IN MAKING HIS DECISION WHETHER TO ACCEPT THIS AGREEMENT, BARTRUFF IS NOT RELYING ON ANY PROMISES OR REPRESENTATIONS, EITHER ORAL OR WRITTEN, OTHER THAN WHAT IS CONTAINED IN THIS AGREEMENT. BARTRUFF UNDERSTANDS THAT HE MAY REVOKE HIS DECISION ONLY WITHIN A PERIOD OF SEVEN (7) DAYS AFTER THE DATE HE SIGNS THIS AGREEMENT, BY



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DELIVERING WRITTEN NOTICE TO BANCORP. IF BARTRUFF REVOKES HIS DECISION WITHIN
THE SEVEN DAYS, THE AGREEMENT SHALL NOT BE EFFECTIVE OR ENFORCEABLE AND BARTRUFF WILL NOT RECEIVE THE CONSIDERATION DESCRIBED IN THE AGREEMENT.

      12.   ABILITY TO SEEK EMPLOYMENT/NON-COMPETITION/NON-SOLICITATION

      While employed by Bancorp pursuant to this Agreement, Bartruff may seek other employment opportunities. However, Bartruff shall not terminate his Bancorp employment until October 31, 1999.

      While employed by Bancorp, Bartruff will not, anywhere in any County in which Bancorp is doing business, directly or indirectly provide services for or acquire an interest greater than 5% (as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, investor, shareholder, corporate officer, or director) in any bank, firm, entity, or business that competes with or is expected to compete with Bancorp's business or reasonably anticipated business.

      Bartruff further agrees that, while employed by Bancorp, he will not directly or indirectly solicit or encourage any customer, employee or consultant of Bancorp to leave or terminate such relationship, employment or consultancy for any reason, including without limitation, becoming a customer of or engaged in any capacity by Bartruff (or any person or entity associated with or engaging Bartruff or owned to any degree directly or indirectly by Bartruff, nor will he assist others in doing so.

      All of the restrictions on competition and solicitation in this Paragraph expressly include a ban on any promotional, organizing, or pre-incorporation activities by Bartruff in connection with any bank, firm, entity, or business that competes with, or should reasonably expect to compete with, Bancorp's business or reasonably anticipated business.

      13.   NO ADMISSION OF WRONGDOING

      This Agreement is not an admission of wrongdoing by either party.



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      14.   PARAGRAPH AND SECTION TITLES.

      Paragraph and section titles in this Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Agreement.

      15.   ENTIRE AGREEMENT.

      This Agreement constitutes the entire integrated agreement of the parties. All the agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Agreement are contained in this Agreement. Unless otherwise stated herein, all prior and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Agreement are merged into this Agreement.

      16.   SEVERABILITY.

      If any provision of this Agreement is found to be illegal or legally unenforceable, Bancorp shall have the right to elect that the remaining provisions shall continue in full force and effect or that there be a rescission of this Agreement.

      17.   GOVERNING LAW.

      This Agreement shall be governed and enforced by the laws of the state of Oregon.

      18.   MISCELLANEOUS.

      The benefits of this Agreement shall inure to the successors and assigns of the parties. The sole remedy for any breach shall be the rights and remedies provided for herein. The parties acknowledge that the only consideration for this Agreement is the consideration expressly described herein. The parties further acknowledge that the terms of this Agreement are contractual.

      This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed to be an original. All counterparts shall constitute one Agreement binding on all of the parties, notwithstanding that not all of the parties are signatories to the same counterpart.



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      Each of the parties and/or its counsel has reviewed, revised, and negotiated, or had the opportunity to negotiate the terms, conditions, and language of this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in interpreting this Agreement.

      Each party is responsible for the payment of its own attorneys' fees and legal expenses with relation to the negotiation and preparation of this Agreement.

                                    WEST COAST BANCORP



/s/ Victor L. Bartruff / July 16, 1999     By /s/ Gary D. Putnam / July 16, 1999
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Victor L. Bartruff           Date                 Gary D. Putnam        Date



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